Exhibit 10.16

DESCRIPTION OF
HTH MANAGER LONG-TERM INCENTIVE PLAN

I. Purpose of the Plan

In May 2003, WellPoint Health Networks Inc. (“WellPoint” or the “Company”) made a strategic minority equity investment in Highway to Health, Inc. (“HTH”) and simultaneously entered into certain business arrangements with HTH.  In connection therewith, the Company was also granted options to purchase a majority interest in and, subsequently, complete ownership of HTH on certain specified terms during specified periods.  Dennis Mark Weinberg, Executive Vice President and Chief Development Officer of the Company, is the Company executive responsible for managing the Company’s on-going relationship with HTH and supervising the Company’s investment therein.  In order to properly incentivize Mr. Weinberg in such duties, in September 2003 the Compensation Committee of the Board of Directors of the Company approved a special long-term incentive compensation payment to Mr. Weinberg in certain circumstances.

II.            Incentive Compensation Structure

•                  The long-term incentive payments will be payable in cash upon occurrence of any of the events specified below.

•                  Mr. Weinberg will, in the circumstances described below, become entitled to receive a cash payment equal to 10% of the appreciation in value of WellPoint’s current equity interest in HTH (measured from the date of WellPoint’s initial investment).

•                  Upon a liquidity event, Mr. Weinberg will become entitled to the described cash payment.

•                  For purposes of the long-term incentive payment, a liquidity event is defined as occurrence any of the following:

•                  WellPoint exercises its option to purchase 100% of the equity securities of HTH;

•                  HTH completes an initial public offering of its equity securities;

•                  WellPoint sells all or substantially all of its interest in HTH to an unaffiliated third party; or

•                  All or substantially all of the equity securities of HTH are sold to an entity unaffiliated with WellPoint.

•                  In order to receive the long-term incentive payment, Mr. Weinberg must continue to be employed by WellPoint at the time of the relevant liquidity event.  However, Mr. Weinberg will become vested in the right to payment if he is terminated without cause (using WellPoint’s standard definition as set forth in its Officer Severance Plan) on or after January 1, 2006.

•                  The special long-term incentive payment made to Mr. Weinberg will in no event exceed $2,000,000.